UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 7, 2008

HEWITT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31351	47-0851756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road, Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)

Registrants’ telephone number, including area code: (847) 295-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On August 7, 2008, Hewitt Associates L.L.C. (the “Company”) entered into that certain Loan Agreement by and among the Company, as borrower, Hewitt Associates, Inc. (the “Registrant”), as guarantor, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Loan Agreement”).

The Loan Agreement provides for a senior unsecured term loan in the amount of $270,000,000 (the “Term Loan”) and includes the potential for an additional $30,000,000 of borrowings subject to certain conditions. The Term Loan initially bears interest at a margin of 150 basis points over LIBOR and the margin will change depending on the leverage ratio of the Registrant. The Term Loan matures in August 2013 without amortization. The Company has the option to prepay the Term Loan in whole or in part at any time without penalty subject to certain conditions. The Loan Agreement includes leverage ratio and interest coverage ratio covenants.

Proceeds from the financing will be used for general corporate purposes, which could include, but are not limited to, the repayment of certain existing indebtedness, share repurchases, and future acquisitions.

This summary of the terms of the Loan Agreement is qualified in its entirety by the text of the Loan Agreement, a copy of which is attached to this Form 8-K as exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Loan Agreement by and among Hewitt Associates L.L.C., as borrower, Hewitt Associates, Inc., as guarantor, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWITT ASSOCIATES, INC.

By:	/s/ Steven J. Kyono
Name:	Steven J. Kyono
Title:	Senior Vice President and General Counsel

Date: August 8, 2008

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Exhibit Index

Number	Description
99.1	Loan Agreement by and among Hewitt Associates L.L.C., as borrower, Hewitt Associates, Inc., as guarantor, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

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